Exhibit 99.2

PRESS RELEASE

deltathree Appoints Effi Baruch
Interim Chief Executive Officer and President

New York, NY – December 10, 2008 – deltathree, Inc. (OTCBB: DDDC.OB), a leading provider of Voice over Internet Protocol (VoIP) hosted communications solutions for resellers, end-users and service providers worldwide, announced that the company has appointed Mr. Effi Baruch interim Chief Executive Officer and President. The appointment follows the resignation of Mr. Dror Gonen from the roles of deltathree Chief Executive Officer, President and Director. Mr. Gonen will remain an employee of the company for a period of forty-five days to assist in the transition process.

Mr. Effi Baruch, Chief Executive Officer and President of deltathree, stated, “I am honored to take on this expanded leadership role in order to continue to leverage deltathree’s innovative VoIP solutions in the global telecommunications market. On behalf of the Board of Directors and the deltathree team, I would like to thank Dror for his guidance in transitioning the company through its recent corporate restructuring as well as our cost reduction and efficiency initiatives aimed at stabilizing our business and bringing deltathree’s operating costs in line with current revenues and market conditions. Our efforts in these areas have yielded measurable improvements and, combined with our recently-announced expected receipt of additional working capital, provide a stronger basis entering 2009.  While Dror is stepping down for personal reasons, I look forward to continuing to work with him though this succession in order effect a seamless transition. Looking ahead, the Board of Directors and I are continuing to actively pursue a range of potential financing activities aimed at securing additional capital funding as well as transaction options.  ”

Mr. Baruch has served as Senior Vice President of Operations and Technology of deltathree since January 2007, and will be retaining the position. Mr. Baruch has been with the Company since 1998, joining the company as an engineer in the Network Operation Center, and soon after specializing in the management of data networks and security at the Wide Area Network (WAN) department. During the past four years he has headed the deltathree VoIP data and security departments, along with managing the overall responsibility of the deltathree worldwide network. Mr. Baruch received his B.A. in Computer Science from Hadassah College and is a Cisco Certified Network Professional (CCNP).

About deltathree

Founded in 1996, deltathree, Inc. is a provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructure. deltathree offers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the Service Provider/Reseller channel and the direct-to-consumer channel. deltathree's advanced solutions offer service providers and resellers a full spectrum of private label VoIP products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree's Consumer Group consists of the iConnectHere direct-to-consumer offering and joip, the newly formed consumer brand that powers the VoIP service of Panasonic's GLOBARANGE hybrid phone.

For more information about deltathree please visit: www.deltathree.com.

For more information about iConnectHere, please visit our website at www.iConnectHere.com.

For more information about joip, please visit our website at www.joip.com.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are: our ability to obtain additional capital in the near term to finance operations and allow us to effect our restructuring plan; our ability to retain key personnel and employees needed to support our services and ongoing operations; our failure to retain key customers; our ability to reduce our costs and expenses and expand our revenues from multiple sources and customer bases; decreasing rates of all related telecommunications services; the public’s acceptance of VoIP telephony, and the level and rate of customer acceptance of our new products and services; the competitive environment of Internet telephony and our ability to compete effectively; fluctuations in our quarterly financial results; our ability to handle a large number of simultaneous calls; our ability to maintain and operate our computer and communications systems without interruptions or security breaches; our ability to operate in international markets; our ability to provide quality and reliable service, which is in part dependent upon the proper functioning of equipment owned and operated by third parties; the uncertainty of future governmental regulation; the need for ongoing product and service development in an environment of rapid technological change; and other risk factors contained in deltathree's periodic reports on file with the SEC and available on the Internet at http://www.sec.gov.  Except as required under the federal securities laws and the rules and regulations of the SEC, deltathree does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Investor Relations Contact:
Erik Knettel
Grayling Global
1-646-284-9415
ir@deltathree.com